CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-292083, 333-258662 and 333-253394 on Form S-8 of our report dated March 31, 2026, relating to the financial statements of Skillz Inc. appearing in this Annual Report on Form 10-K for the year ended December 31, 2025.

/s/ Deloitte & Touche LLP

Las Vegas, Nevada
March 31, 2026